[Letterhead of The Coca-Cola Company]
COCA-COLA PLAZA
ATLANTA, GEORGIA

February 19, 2015

Ed Hays
Atlanta, Georgia

Dear Ed,

We are delighted to confirm your new position as VP, Chief Technical Officer, job grade 20, with an effective date of April 2, 2015. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will continue to be Atlanta, Georgia.

•	Your annual base salary for your new position will be $480,000, which is inclusive of your April 2015 merit increase.

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You will continue to be eligible to participate in the annual Performance Incentive Plan. The target annual incentive for a job grade 20 is 85% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  The plan may be modified from time to time.

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You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•
You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to two times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

•
You will continue to be eligible for the Company’s Financial Planning and Counseling program which provides reimbursement of certain financial planning and counseling services, up to $10,000 annually, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•	This letter is provided as information and does not constitute an employment contract.

Congratulations, Ed. I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey toward the 2020 Vision.

Sincerely,

/s/Alex Cummings

Alex Cummings

c:    Ceree Eberly
Gloria Bowden
Executive Compensation
GBS Executive Services